Exhibit 10.6
Exclusive Technical Consulting and Service Agreement
This Exclusive Technical Consulting and Service Agreement (this “Agreement”) is entered into as of September 10, 2007 in Shanghai, the People’s Republic of China (“China or “PRC”) by and between the following Parties:
Party A:
Shanghai Jingli Advertising Co., Ltd
Registration Number: 31023000306109
Legal Address: Room 118 Building No.4, 68 Dongheyan Road, Chengqiao Town, Chongming County
Party B:
Jieli Investment Management Consulting (Shanghai) Co., Ltd.
Registration Number: QiDuHuZongZi No.044356(Changning)
Legal Address: Room 4B, No. 1358 West Yan’an Road, Changning District, Shanghai
In this Agreement, Party A and Party B shall be referred to as a “Party” individually and collectively “Parties”.
Whereas
(1)	Party A is a limited liability company organized and validly existing as an independent corporate legal person under the laws of China, and is approved by relevant authorities to provide the services relevant to the design, production, agency and distribution of advertisements in China, including but not limited to the design, production, agency and distribution of advertisements, investment management and consultation, corporate identity, conference & exhibition services, picture design, the design, manufacture and sale of crafts, and the sale of advertising equipment (if administrative licensing is required, such services shall be provided as per the license);

(2)	Party B is a wholly foreign owned enterprise organized and validly existing as an independent corporate legal person under the laws of China; and is mainly engaged in investment management consultation, business management consultation, advertisement media management consultation, technical services, business consultation and conference services. (if administrative licensing is required, such services shall be provided as per the license);

(3)	Party A agrees to accept from Party B, and Party B agrees to provide to Party A technical services subject to the terms and conditions set forth herein;

(4)	Party B, Liu Qinying and Yang Le entered into a Loan Agreement (“Loan Agreement”) on September 10, 2007, pursuant to which Party B should make a loan to Liu Qinying and Yang Le. The loan shall be used by Liu Qinying and Yang Le to: (1) invest in and establish Party A in China ; (2)increase the registered capital of Party A;

(5)	Concurrently with the execution of this Agreement, all the shareholders of Party A entered into the Exclusive Purchasing Agreement, pursuant to which all shareholders of Party A shall unconditionally transfer the equity interest held by them in Party A to Party B, to the extent permitted by Chinese laws.

(6)	Concurrently with the execution of this Agreement, Party A, all the shareholders of Party A and Party B entered into the Equity Pledge Agreement, pursuant to which all shareholders of Party A shall pledge all their respective equity interest in Party A to Party B, as security for the complete and adequate performance by the said shareholders and Party A of the obligations under the Loan Agreement, the Exclusive Purchase Agreement and this Agreement.
Therefore, in consideration of the foregoing premises and the mutual promises set forth hereinafter, the Parties agree as follows:
1.	Technical Services
Party B agrees to provide exclusive technical services and support to Party A in accordance with the terms hereof, by leveraging its own human resources and technical expertise. During the term of this Agreement, the scope of Party B’s technical services to Party A shall include but not limited to the following:
(1)	provide advice and assistance to Party A in the recruiting, transferring and managing employees;

(2)	train Party A’s technician and business personnel;

(3)	provide computer hardware and software;

(4)	provide service support at Party A’s request, including but not limited to secondment of its employees (provided that related labor costs shall be borne by Party B);

(5)	provide advertisement design, software design, web making and other technical services, as well as advices on management, in respect of Party A’s advertisement business operations;

(6)	provide business counseling for Party A; and

(7)	provide other services at Party A’s request.
2.	Technical Service Fee
(1)	Without Party B’s prior written consent, Party A shall have no right to set off against the technical service fees hereunder with other amounts payable from Party B to Party A.

(2)	The technical service fees hereunder shall be calculated and verified by the Parties on the basis of the actual technical services provided by Party B, and shall be the sum of the following:

a.	the fee for use and service of the computer hardware and software, which shall be a certain percentage of Party A’s annual sales revenue;

b.	the fee for the technology branding service, which shall be a certain percentage of Party A’s annual sales revenue;

c.	the service charges for Party B’s technicians’ services provided during their normal business hours, which shall be based on the actual time of service spent and the specific services provided, and which, for a specific technician, shall be the product of its particular hourly rate multiplied by the time it actually spent;

d.	other fees, at rates agreed upon by the Parties in view of the actual circumstances; and

e.	if party A does not have any profit in a given year, Party B will not charge any service fees for the year.

The Parties shall initiate consultations in light of Party A’s actual business operations and enter into as soon as possible a supplementary agreement to specify the rates of technical service fees, provided that the terms of such supplementary agreement shall be subject to the prior approval of the investors of Party B’s parent company (SearchMedia International Limited),which includes Deutsche Bank AG, Hong Kong Branch, and China Seed Venture, L.P.
(3)	The technical service fees hereunder shall be payable in RMB by Party A to Party B on a monthly (or quarterly, or annually) basis. Party B may collect in advance annual service fees around mid-year or at other times agreed upon by the Parties.

(4)	Party A shall be responsible for all the taxes, duties and dues incurred in the payment of the service fees hereunder.

(5)	To secure the payment in full of the technical service fees hereunder in a timely fashion, Party A’s shareholders are willing to pledge in favor of Party B all the equity interests they hold in Party A. A separate equity pledge agreement will be entered into by and among Party A, Party A’s shareholders, and Party B.
3.	Obligations of Party A
(1)	To enable Party B to better provide the technical services, Party A shall ensure that it will fully inform Party B of its business arrangements, and will provide to Party B on a regular basis information regarding its business activities;

(2)	Party A hereby authorizes Party B and any person authorized by Party B to have access to Party A’s offices and other business premises at any reasonable time for the purpose of providing the services hereunder;

(3)	Party A shall timely provide to Party B its financial data and information, including but not limited to Party A’s monthly, quarterly and annual financial and accounting statements, budget arrangements and business plans;

(4)	Party A shall obtain Party B’s prior written consent before entering into material contracts with any third party. Material contracts mean oral or written contracts, agreements, covenants or promises with any third party in respect of cooperation, transfer of equity interest, financing, or otherwise which may either affect Party B’s interests hereunder, or may give rise to the decision by Party B to amend or terminate before its expiration this Agreement.

(5)	Party A shall timely report to Party B on Party A’s involvement in any pending or threatened litigation or arbitration, or its being subject to any pending or threatened administrative penalty by the competent government authorities.

(6)	Party B shall be informed timely of any events which may affect Party A’s normal business operations.

(7)	Party A shall pay to Party B the technical services fee in a timely fashion as per Clause 2 herein.

(8)	Party A shall perform the obligations at the request of Party B, and obtain all required approvals and licenses from relevant government authorities (if necessary).

(9)	Party A shall report to Party B on all its contacts with relevant administrations of industry and commerce, and timely provide Party B with copies of all documents, licenses, consents and authorizations obtained from relevant administrations of industry and commerce.

(10)	Party A shall operate its business according to the laws and regulations of PRC and complete all the requisite procedures in connection with business operations.

(11)	Party A shall warrant that the representations and warranties made in Clause 4 below be effective and accurate throughout the term of this Agreement.

(12)	The candidates for members of Party A’s board of directors shall be recommended by Party B’s board of directors, and then such candidates shall be nominated by the shareholders of Party A, and appointed by the meeting of shareholders of Party A.

(13)	The candidates for officers of Party A (including but not limited to General Manager and Chief Finance Officer) shall be recommended by Party B’s board of directors, and then voted and retained by Party A’s board of directors.

(14)	Party A shall provide to Party B other information at Party B’s reasonable request.
4.	Representations and Warranties
Party A hereby represents and warranties as follows:

(1)	Party A is a company duly established and validly existing under the laws of China;

(2)	Party A has all the governmental permissions, licenses, authorizations, approvals, and facilities necessary for its operations in the design, production, agency, and distribution of advertisements, and Party A shall ensure that the same remain in force and effect throughout the term of this Agreement. If any change of relevant regulations requires any modification and/or addition of the same, Party A shall modify or supplement the same within a shortest period of time.

(3)	Its execution and performance of this Agreement is in consistency with the scope of Party A’s corporate power and business scope. In relation to its execution and performance of this Agreement, Party A has completed necessary corporate actions and obtained appropriate authorizations, consents and approvals from third parties and governmental authorities, and do not contravene any restrictions in the laws and contracts affecting or binding upon it.

(4)	This Agreement becomes effective, valid, and binding upon Party A once executed, and constitutes obligations that may be compulsorily enforced against it pursuant to the terms hereunder.

(5)	During the term of this Agreement, without Party B’s prior written consent, Party A shall not:
a.	terminate this Agreement before its expiration;

b.	accept any third party’s any technical services identical or similar to those hereunder;

c.	transfer, sell, lease, mortgage, pledge or otherwise dispose of its assets (whether tangible or intangible, existing or to be acquired) unless necessary in the ordinary course of its business.

d.	dissolve or liquidate voluntarily, or consolidate with any third party;

e.	provide security in favor of any third party;

f.	distribute dividends to its shareholders, nor refund the capital contributed, nor acquire directly or indirectly any of its shares whether outstanding or to be issued by means of redemption, reclamation, purchase, or otherwise.

g.	transact with any of its affiliates, no matter whether such transaction is in the ordinary course of its business;

h.	prepay, repay selectively or by way of custody of acquired asset any undue indebtedness, nor amend or permit amendment of any terms of agreements relating to its debts, nor amend its articles of association or business license;

i.	engage in businesses that beyond its business scope;

j.	assign part or all of its operation and management rights to any party other than Party B or Party B’s designated affiliates; or

k.	make outbound investment in any other entity or waive its right against any third party.
Party B hereby represents and warrants as follows:

(1)	Party B is a company duly established and valid existing under the laws of China;

(2)	Its execution and performance of this Agreement is in consistency with the scope of Party B’s corporate power and business scope. In relation to its execution and performance of this Agreement, Party B has completed necessary corporate actions and obtained appropriate authorizations, consents and approvals from third parties and governmental authorities, and do not contravene any restrictions in the laws and contracts affecting or binding upon it;

(3)	This Agreement becomes effective, valid, and binding upon Party A once executed, and constitutes obligations that may be compulsorily enforced against it pursuant to the terms hereunder.
5.	Confidentiality
(1)	The Parties hereto shall keep in strict confidentiality regarding the negotiation, execution and anything contained herein, and shall not disclose any of the above to any third party, except directly to their legal counsels or financial advisors as necessitated for business operations, provided that the legal counsels and financial counsels are required to comply with the obligations of confidentiality as well, or as required by compulsory provisions of the relevant laws, regulations or government authorities;

(2)	Each Party shall also keep in strict confidentiality any trade secret of the other Party obtained in the course of the negotiation, execution and performance of this Agreement, and shall not disclose any of the same to any third party, except directly disclose to their legal counsels or financial advisors for business operations, provided that the legal counsels and financial counsels are required to comply with the obligations of confidentiality as well, or as required by compulsory provisions of the relevant laws, regulations or government authorities;

(3)	The Parties’ obligations of confidentiality with respect to the above shall be continuing, and Clause 5 shall survive the amendment, cancellation and termination of this Agreement.
6.	Effectiveness and Term of this Agreement
(1)	This Agreement shall become effective as of the date first written above or affixed with seals of the Parties.

(2)	Unless this Agreement is terminated before its expiration pursuant to the provisions hereunder or other agreements by and between the Parties referred to in the section of recitals hereunder, the term of this Agreement shall be ten years commencing as of the effective date. Unless Party B intends not to renew this Agreement by a written notice three months prior to the expiration of the term, this Agreement shall automatically be renewed for a further term of ten years.

7.	Liabilities for Breach
(1)	If Party A violates any provisions of this Agreement, or fails to perform any obligations hereunder, it shall be regarded as breach of this Agreement. Party B may send a written notice to Party A, requesting Party A to correct its breach and take timely and effective steps to eliminate the consequences arising therefrom, and claim for the losses arising from such breach pursuant to the applicable laws and this Agreement.

(2)	If Party B considers at its reasonable and objective discretion that it is unpractical or unfair for it to perform this Agreement after Party A breached this Agreement, Party B may inform Party A in writing that it will suspend the performance of its obligations hereunder until Party A has ceased its breach and taken effective measures to eliminate the consequences arising from such breach, and indemnified Party B against the losses arising from such breach pursuant to the applicable laws and this Agreement.

(3)	Party A shall fully indemnify Party B against and hold Party B harmless from the losses, damages, liabilities and expenses arising from the suits, claims and other demands against Party B due to services and consultation sought by Party A.

(4)	The losses stated in Clause 7of this Agreement, which are sustained by Party B and may be recovered from Party A, shall include all direct losses, the consequential losses which are foreseeable and reasonable, and the relevant expenses arising as a result thereof, including but not limited to attorneys’ fees, the cost for litigation, arbitration fees, and travel expenses.

(5)	Clause 7 in this Agreement shall survive the amendment, cancellation and termination of this Agreement.
8.	Notice
Unless change of the following addresses with a written notice, all notices relating to this Agreement shall be addressed to the following addresses by means of personal delivery, fax or registered mail. Notice shall be deemed to have been given as of the date on the receipt if delivered by means of registered mail; if by personal delivery or via fax, the date of receipt shall be deemed the date of delivery. In the case of delivery via fax, the notice in original shall be addressed to the following address by personal delivery or by registered mail.
Party A
Shanghai Jingli Advertising Co., Ltd.
Domicile: Room 118, Building No.4, 68 Dongheyan Road, Chengqiao Town, Chongming County
Party B
Jieli Investment Management Consulting (Shanghai) Co., Ltd.
Domicile: Room 4B, 1358 West Yan’an Road, Changning District, Shanghai

9.	Governing Law and Dispute Resolution
(1)	Matters regarding the effectiveness, interpretation and performance of this Agreement, and resolution of disputes, shall be governed by the laws of China.

(2)	Disputes arising out of or in connection with this Agreement shall be resolved through consultations between the Parties, failing which within 30 days shall be referred to the China International Economic and Trade Arbitration Commission for arbitration in Shanghai in accordance with rule then in force and under the auspices of three arbitrators selected in accordance with the said rules. The arbitration shall be conducted in Chinese. The arbitration award shall be final and binding upon the Parties.
10.	Miscellaneous
(1)	Without the prior written consent of Party B, Party A shall not assign its rights and obligations hereunder to a third party. Party B may assign its rights and obligations hereunder to a third party without the consent of Party A, provided that a written notice shall be given to Party A.

(2)	The invalidity or unenforceability of any provision or part of this Agreement shall not affect the validity or enforceability of any other provision hereof.

(3)	Unless otherwise specified hereunder, delay or failure by any Party to exercise any of its right, power or privilege hereunder shall not be deemed as a waiver of such right, power and privilege. If any Party individually or partly exercises its right, power and privilege hereunder, it does not exclude the exercise of other rights, powers and privileges;

(4)	Any successor to any Party hereto shall assume the rights and obligations of such Party as if it were a Party to this Agreement.

(5)	This Agreement is executed in two originals, with each Party to retain one copy. The Parties may execute more counterparts if necessary.

(6)	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all oral and written understandings and agreements between the Parties prior to the effectiveness of this Agreement with respect to the subject matter hereof. This Agreement shall not be amended unless adopted by Party B’s board of directors with affirmative votes.

[this page is for execution and contains no text of this Agreement]
Shanghai Jingli Advertising Co., Ltd. (common seal)
Signed by legal representative or authorized representative: /s/ Liu Qinying
Jieli Investment Management Consulting (Shanghai) Co., Ltd.
Signed by legal representative or authorized representative: /s/ Liu Qinying